Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
January 28, 2009	904-398-9400
LANDSTAR SYSTEM REPORTS FOURTH QUARTER
DILUTED EARNINGS PER SHARE OF $0.47
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported 2008 fourth quarter net income of $24.6 million, or $0.47 per diluted share, on revenue of $603.8 million compared to net income of $29.0 million, or $0.54 per diluted share, on revenue of $642.9 million in the 2007 fourth quarter.
Revenue hauled by BCO Independent Contractors in the fourth quarter of 2008 was $317 million, or 53 percent of revenue, compared to $341 million, or 53 percent of revenue, in the 2007 fourth quarter. In the 2008 and 2007 fourth quarters, the Company invoiced customers $55 million and $54 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $230 million, or 38 percent of revenue, in the 2008 fourth quarter compared to $236 million, or 37 percent of revenue, in the 2007 fourth quarter. Revenue hauled by rail, air and ocean cargo carriers was $47 million, or 8 percent of revenue, in the 2008 fourth quarter compared to $54 million, or 8 percent of revenue, in the 2007 fourth quarter.
Revenue in the fiscal year ended December 27, 2008 was $2.643 billion compared to $2.487 billion in the 2007 fiscal year. Net income for the 2008 fiscal year was $110.9 million, or $2.10 per diluted share, compared to net income of $109.7 million, or $1.99 per diluted share, for fiscal year 2007.

LANDSTAR SYSTEM/2

Revenue hauled by BCO Independent Contractors in the 2008 fiscal year was $1.388 billion, or 53 percent of revenue, compared to $1.377 billion, or 55 percent of revenue, in 2007. In fiscal years 2008 and 2007, the Company invoiced customers $295 million and $179 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $996 million, or 38 percent of revenue, in fiscal year 2008 compared to $885 million, or 36 percent of revenue, in fiscal year 2007. Revenue hauled by rail, air and ocean cargo carriers was $193 million, or 7 percent of revenue, in fiscal year 2008 compared to $180 million, or 7 percent of revenue, in fiscal year 2007.
Landstar System, Inc. announced that its Board of Directors has declared a quarterly dividend of $0.04 per share. The dividend is payable on February 27, 2009 to stockholders of record at the close of business on February 6, 2009. It is the intention of the Board of Directors to continue to pay a quarterly dividend. In addition, Landstar System, Inc. announced that its Board of Directors authorized the purchase of an additional 1,569,000 shares of its common stock from time to time in the open market and in privately negotiated transactions. During the 2008 fourth quarter, Landstar purchased approximately 724,000 shares of its common stock at a total cost of $23.1 million bringing the total number of shares purchased during fiscal year 2008 to 1,304,000 at an aggregate cost of $51.6 million. Currently, there are approximately 3,000,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program.
“Landstar’s 2008 fourth quarter revenue was significantly impacted by lower freight demand related to the severe downturn in the domestic and global economies,” said Landstar President and Chief Executive Officer Henry Gerkens. “The number of loads hauled by BCO Independent Contractors, truck brokerage carriers and rail intermodal carriers were each below the number of loads hauled by each of these modes during the 2007 fourth quarter. Pricing, based on rate per load, also softened throughout the quarter as weak freight demand created additional excess capacity. However, rate per load in the 2008 fourth quarter continued to exceed prior year rates, and the current environment continues to present Landstar with great opportunities in adding new agents and capacity.”

LANDSTAR SYSTEM/3

“Regardless of the current economic environment, Landstar’s non-asset based variable cost business model continues to generate significant cash flow and outstanding returns. During the 2008 fourth quarter, cash from operations was $69 million, compared to $29 million in the 2007 fourth quarter. During the 2008 fourth quarter, the Company purchased $23 million of its common stock in the open market while, at the same time, it reduced borrowings on its senior credit facility by $21 million. At December 27, 2008, there was $127 million available for borrowings under the Company’s senior credit facility, while the ratio of debt to capital was 35 percent. Since September 2008, cash and short term investments increased $19 million to $122 million at December 27, 2008. Return on average equity for fiscal year 2008 was 48 percent and return on invested capital, net income divided by the sum of average equity plus average debt was 29 percent. Landstar’s balance sheet remains strong.”
Gerkens continued, “In the last four weeks of 2008, consolidated load volume was 15 percent below the load volumes reported in the corresponding period of 2007. This downward revenue trend has continued into the first few weeks of January but is not necessarily an accurate indicator of the revenue that might be expected for the entire fiscal year. At this time, due to the uncertainty of the current economic environment and related weak freight demand, and the difficulty in forecasting when there may be a pickup in overall economic activity, Landstar will not be providing 2009 revenue and earnings guidance. However, as an example of how Landstar’s variable cost business model would react under certain negative assumptions, it is worth noting that if one were to assume fiscal year 2009 Company revenue performance of a twenty percent decline to flat compared to fiscal year 2008, and taking into account certain cost reduction actions taken by the Company, Landstar should generate diluted earnings per share in a range of $1.65 to $2.12. This in no way should be interpreted as any sort of guidance, but rather a demonstration of the resiliency of our model and that Landstar’s ability to generate earnings is somewhat insulated from possible effects of a prolonged recession. ”

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Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 4:15 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2008 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2007 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.
About Landstar:
Landstar System, Inc. delivers safe, specialized transportation and logistics services to a broad range of customers worldwide. The Company identifies and fulfills shippers’ needs through the coordination of individual businesses comprised of independent sales agents and third-party transportation and logistics capacity providers. Through its operating subsidiaries, Landstar delivers excellence in complete transportation logistics services and solutions. All Landstar operating companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

LANDSTAR SYSTEM/5
Landstar System, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended
	Dec. 27,	Dec. 29,	Dec. 27,	Dec. 29,
	2008	2007	2008	2007

Revenue	$2,643,069	$2,487,277	$603,837	$642,865
Investment income	3,339	5,347	653	1,244

Costs and expenses:
Purchased transportation	2,033,384	1,884,207	460,175	489,426
Commissions to agents	203,058	200,630	49,201	52,056
Other operating costs	28,033	28,997	7,219	7,789
Insurance and claims	36,374	49,832	9,215	10,954
Selling, general and administrative	137,758	125,177	32,301	30,175
Depreciation and amortization	20,960	19,088	5,402	5,043

Total costs and expenses	2,459,567	2,307,931	563,513	595,443

Operating income	186,841	184,693	40,977	48,666
Interest and debt expense	7,351	6,685	1,716	2,221

Income before income taxes	179,490	178,008	39,261	46,445
Income taxes	68,560	68,355	14,656	17,414

Net income	$110,930	$109,653	$24,605	$29,031

Earnings per common share	$2.11	$2.01	$0.47	$0.55

Diluted earnings per share	$2.10	$1.99	$0.47	$0.54

Average number of shares outstanding:
Earnings per common share	52,503,000	54,681,000	51,973,000	53,062,000

Diluted earnings per share	52,854,000	55,156,000	52,197,000	53,422,000

Dividends paid per common share	$0.1550	$0.1350	$0.0400	$0.0375

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Landstar System, Inc.
Selected Segment Information
(Dollars in thousands)
(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended
	Dec. 27,	Dec. 29,	Dec. 27,	Dec. 29,
	2008	2007	2008	2007
Revenue

Transportation logistics segment	$2,606,216	$2,450,411	$594,450	$633,660
Insurance segment	36,853	36,866	9,387	9,205

Revenue	$2,643,069	$2,487,277	$603,837	$642,865

Operating Income

Transportation logistics segment	$148,385	$150,638	$30,214	$40,197
Insurance segment	38,456	34,055	10,763	8,469

Operating income	$186,841	$184,693	$40,977	$48,666

LANDSTAR SYSTEM/7
Landstar System, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	Dec. 27,	Dec. 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$98,904	$60,750
Short-term investments	23,479	22,921
Trade accounts receivable, less allowance of $6,230 and $4,469	315,065	310,258
Other receivables, including advances to independent contractors, less allowance of $4,298 and $4,792	10,083	11,170
Deferred income taxes and other current assets	27,871	28,554

Total current assets	475,402	433,653

Operating property, less accumulated depreciation and amortization of $106,635 and $88,284	124,178	132,369
Goodwill	31,134	31,134
Other assets	32,816	31,845

Total assets	$663,530	$629,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$32,065	$25,769
Accounts payable	105,882	117,122
Current maturities of long-term debt	24,693	23,155
Insurance claims	23,545	28,163
Accrued income taxes	12,239	14,865
Other current liabilities	38,161	40,501

Total current liabilities	236,585	249,575

Long-term debt, excluding current maturities	111,752	141,598
Insurance claims	38,278	37,631
Deferred income taxes	23,779	19,411

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 66,109,547 and 65,630,383 shares	661	656
Additional paid-in capital	154,533	132,788
Retained earnings	704,331	601,537
Cost of 14,424,887 and 13,121,109 shares of common stock in treasury	(605,828)	(554,252)
Accumulated other comprehensive income/(loss)	(561)	57

Total shareholders’ equity	253,136	180,786

Total liabilities and shareholders’ equity	$663,530	$629,001

LANDSTAR SYSTEM/8
Landstar System, Inc.
Supplemental Information
(Unaudited)

	Fiscal Year Ended		Thirteen Weeks Ended
	Dec. 27,	Dec. 29,	Dec. 27,	Dec. 29,
	2008	2007	2008	2007
Revenue generated through (in thousands):
Business Capacity Owners (1)	$1,388,353	$1,377,083	$317,371	$340,928
Truck Brokerage Carriers	996,269	884,577	230,007	236,310
Rail intermodal	136,367	133,878	29,431	41,947
Ocean cargo carriers	42,153	26,498	12,824	7,807
Air cargo carriers	14,891	19,692	4,756	4,280
Other (2)	65,036	45,549	9,448	11,593

	$2,643,069	$2,487,277	$603,837	$642,865

Number of loads:
Business Capacity Owners (1)	820,680	857,200	182,350	210,480
Truck Brokerage Carriers	571,600	588,660	136,350	147,650
Rail intermodal	58,510	62,720	12,900	19,480
Ocean cargo carriers	5,380	4,620	1,390	1,290
Air cargo carriers	8,260	11,600	2,740	2,340

	1,464,430	1,524,800	335,730	381,240

Revenue per load:
Business Capacity Owners (1)	$1,692	$1,606	$1,740	$1,620
Truck Brokerage Carriers	1,743	1,503	1,687	1,600
Rail intermodal	2,331	2,135	2,281	2,153
Ocean cargo carriers	7,835	5,735	9,226	6,052
Air cargo carriers	1,803	1,698	1,736	1,829

	Dec. 27,	Dec. 29,
	2008	2007
Truck Capacity:
Business Capacity Owners (1) (3)	8,455	8,403

Truck Brokerage Carriers:
Approved and active (4)	16,135	16,053
Approved	10,036	9,362

	26,171	25,415

Total available truck capacity providers	34,626	33,818

Agent Locations	1,428	1,397

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing revenue generated by the transportation logistics segment. Also, included in the 2008 fiscal year was $27,638 of revenue for bus capacity provided for evacuation assistance related to the storms that impacted the Gulf Coast in September 2008. Included in the 2007 fiscal year and thirteen-week periods was $8,511 and $2,302, respectively, of revenue derived from transportation services provided in support of disaster relief efforts provided under a contract between Landstar Express America, Inc. and the United States Department of Transportation/Federal Aviation Administration.

(3)	Trucks provided by Business Capacity Owners were 9,039 and 8,993 at December 27, 2008 and December 29, 2007, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.